Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. on Form S-3 of our report dated December 30, 2016, with respect to our audits of the consolidated financial statements of DMWSL 633 Limited as of September 24, 2016 and September 26, 2015 and for the years ended September 24, 2016, September 26, 2015 and September 27, 2014 appearing in the Form 8-K of Inspired Entertainment, Inc. filed on December 30, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Melville, New York

April 7, 2017